Exhibit 5.1
SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, NY 10017-3954
(212) 455-2000
FACSIMILE (212) 455-2502
February 18, 2022
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Ladies and Gentlemen:

We have acted as counsel to Aramark, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of (i) $5,800,000 of deferred compensation obligations (the “2005 Plan Deferral Obligations”) of the Company pursuant to the Third Amended and Restated 2005 Deferred Compensation Plan (the “2005 Plan”) and the rules and procedures relating to the 2005 Plan (the “2005 Plan Rules & Procedures”) and (ii) $188,000,000 of deferred compensation obligations (together with the 2005 Plan Deferral Obligations, the “Deferral Obligations”) pursuant to the Second Amended and Restated Savings Incentive Retirement Plan (as amended, the “SIRP” and, together with the 2005 Plan, the “Plans”) and the rules and procedures relating to the SIRP (together with the 2005 Plan Rules & Procedures, the “Rules & Procedures”).

We have examined the Registration Statement, the Plans and the Rules & Procedures. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. For purposes of the opinions set forth below, we have assumed that the Plans have been established and are intended to be maintained as “top-hat” plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the issuance of the Deferral Obligations have been duly authorized, (ii) assuming the due execution, authentication, issuance and delivery of the Deferral Obligations, when deferrals are credited on behalf of participants in accordance with the terms of the Plans and the Rules & Procedures, the Deferral Obligations will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms of the Plans and the Rules & Procedures and (iii) the provisions of the plan documents of each Plan comply with the requirements of ERISA applicable to “top-hat” plans.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP